Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech to Close Product Demonstration Unit

LOS ANGELES, CA (February 28, 2013) – Rentech, Inc. (NYSE MKT: RTK) announced today plans to cease operations at, reduce staffing at, and mothball its research and development (R&D) Product Demonstration Unit (PDU), in Commerce City, CO, and to eliminate all related R&D activities. The Company‘s strategy is focused on more immediate growth opportunities within the energy industry that do not rely on new technologies.

“We are grateful to our employees for their dedication and tremendous effort to successfully develop innovative and workable technologies for alternative energy production,” said D. Hunt Ramsbottom, President and CEO, of Rentech. “While our elimination of these positions is a difficult decision, today’s actions will further position Rentech to drive value for shareholders by cutting R&D spending and focusing on businesses that generate strong returns, with ready markets, and certainty of revenue. The investments we are considering have either immediate or near-term profitability, and will meet our disciplined investment criteria. Our success in growing Rentech Nitrogen and generating attractive returns from that business is the best example to date of the disciplined investment approach that we will follow as we consider additional investments.”

Expected Cost Savings

As a result of these changes, Rentech will eliminate 65 employee and contractor positions in the Company’s alternative energy segment during the first half of 2013. In addition, Rentech will attempt to sell the PDU as well as approximately 450 acres of land in Natchez, MS it acquired for the development of an alternative energy facility. Rentech expects to incur a one-time non-cash impairment charge to intangible assets related to its technology of approximately $16 million, in its financial statements for the period ended December 31, 2012.

Due to the PDU closing, Rentech expects expenses related to its research activities and facilities and its technologies to decline from approximately $21 million in 2012 to approximately $10 million in 2013, which is consistent with the Company’s previous guidance. The 2013 expenses will be for final R&D activities, including completion of the U.S. Department of Energy Integrated Biorefinery (IBR) project grant requirements, winding down and de-commissioning the PDU, employee severance, site maintenance, insurance, preservation of patents and a small group of remaining employees.

Approximately $5 million of these 2013 expenses are anticipated to be classified as selling, general and administrative (SG&A) expenses, beginning in the second quarter as the Company cuts its R&D activities. The Company has no plans to incur R&D expenses in 2014. SG&A expenses related to the Commerce City site, technology maintenance and personnel are expected to be at an annualized run rate of $2-3 million by the end of 2013. Any ongoing costs would be to protect patents covering Rentech’s alternative energy technologies, to maintain the Commerce City site if efforts to sell the site are unsuccessful or to continue low-cost efforts to seek partners who would provide funding to deploy its technologies.

Technology Accomplishments

Over the course of operating the PDU, Rentech has obtained sufficient data on its alternative energy technologies, which can be used for commercial application, and the Company has created a portfolio of intellectual property rights to protect its technological advancements. The Company’s technologies include the Rentech-ClearFuels and Rentech-SilvaGas biomass gasification technologies, as well as the Rentech Fischer-Tropsch process, all of which have been successfully demonstrated to produce synthetic and renewable fuels and renewable power. The Company has operated its Fischer-Tropsch technology successfully for more than 13,000 hours, and produced certified, synthetic jet and diesel fuel. This month, Rentech concluded the IBR project at its PDU and obtained the necessary data that would support the scale-up and the deployment of the Rentech-ClearFuels and Rentech Fischer-Tropsch technologies. The Company operated its Rentech-ClearFuels gasification technology at the PDU for over 2,200 hours, and it operated the integrated biomass-to-fuels IBR project for more than 1,000 hours. The Rentech-SilvaGas biomass gasification technology was previously demonstrated at commercial scale.

Focus on Profitable Growth Opportunities

The Company’s focus on nearer-term profitable growth opportunities is a direct result of the high cost to develop new technologies relative to current energy prices and lack of government incentives and regulations supporting alternative energy, particularly within the United States, which have made it difficult for the Company and other alternative energy companies to commercialize their technologies. While Rentech believes that its technologies have commercial value in the future as well as in different geographies, it believes that Company resources are better directed at opportunities that will produce more immediate returns, as it does not expect the market opportunity for alternative energy to improve materially in the United States within the next several years.

As previously disclosed, Rentech intends to focus on new businesses that meet the following criteria: unlevered, after-tax returns in the mid-teens or higher; certainty of revenue with long-term contracts for off-take, providing stability of cash flows; reliance upon demonstrated technologies; and leverage Rentech’s expertise. Rentech expects to make an announcement setting forth its next steps within the coming months.

Today’s actions are the most recent in a series of steps Rentech has taken to rationalize its capital structure, reduce operating expenses and deliver value, including a special distribution of approximately $42 million to shareholders in December 2012 of which approximately 75% was a return of capital, the redemption of $57.5 million of convertible senior notes in 2012, and the successful formation and expansion of Rentech Nitrogen.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns the general partner and approximately 60% of the common units representing limited partner interests in Rentech Nitrogen Partners, L.P. (www.rentechnitrogen.com), a limited partnership traded publicly under the symbol RNF. Rentech Nitrogen Partners, L.P. manufactures and sells nitrogen fertilizer products. Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the Company’s confidence in the its financial future; whether and the extent to which the Company will realize profitability on its alternative energy business assets; anticipated spending levels; the ability of the Company to grow its business; and the return profile of potential businesses the Company may enter into. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

SOURCE: Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com